________________________________________

Share Subscription Agreement
________________________________________

By and between

DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

and

LIGHTMANE HOLDINGS COMPANY LIMITED

Dated: June 5, 2018

i

ii

SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of June 5, 2018, between DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED, a company established and existing under the laws of the Hong Kong Special Administrative Region  (“Hong Kong”) of the People’s Republic of China (“PRC” or “China”) (the “Company”), and LIGHTMANE HOLDINGS COMPANY LIMITED, a company established and existing under the laws of the British Virgin Islands (the “Subscriber”).  The Company and the Subscriber are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company is a company established and existing under the laws of Hong Kong, and  as of the date hereof, has a share capital entirely consisting of 1,000 ordinary shares of par value HK$1.00 each; and

WHEREAS, the Company will issue to the Subscriber, and the Subscriber desires to subscribe from the Company for, certain Convertible Preferred Shares (as defined below) pursuant to the terms and subject to the conditions set forth herein,

NOW, THEREFORE, in consideration of the foregoing promises, and mutual agreements and covenants contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows：

Article 1 Definitions

Section 1.01 Certain Defined Terms

For purposes of this Agreement:

“Indemnified Party” means a Subscriber Indemnified Party or a Company Indemnified Party, as the case may be.

“Law” means any PRC or non-PRC federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Parentco” means Datang Telecom Technology & Industry Holdings Co., Ltd., a company established and existing under the Laws of the PRC.

“Transaction Document” means this Agreement or any document entered or to be entered in respect of or any agreement related to, the subject matter hereof, together with all the exhibits and appendices hereto and thereto.

“Convertible Preferred Shares” means certain Company shares attached with special rights to be subscribed for by the Subscriber from the Company in accordance with Section 2.01 hereof.

“Control” (including “Controlled by” and “under common Control with”) means with respect to the relationship between or among two or more Persons, the possession of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of a majority of the outstanding voting securities, or having the right to appoint a majority of the members of the board of directors, or as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Related Party Transaction” means, with respect to any specified Person, any transaction between such specified Person and any of his/her/its Affiliates.

“Ordinary Shares” means ordinary shares of the Company.

“Indemnifying Party” means the Issuer or the Company pursuant to Section 8.02, or the Subscriber pursuant to Section 8.03, as the case may be.

“Applicable Accounting Principles” means International Financial Reporting Standards.

“Action” means any claim, action, arbitration, demand, inquiry, proceeding or investigation by or before any Governmental Authority.

“US$” means the United States Dollars, the lawful currency of the United States of America.

“HK$” means Hong Kong Dollars, the lawful currency of Hong Kong.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in mainland China or Hong Kong.

“Governmental Authority” means any PRC or non-PRC federal, national, supranational, state, provincial, local or similar government, taxation, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Material Adverse Event” means any event, circumstance, fact, change or effect that i) is not attributable to (a) finance, economy, market, natural disaster (including without limitation, ice or snow storm, flood, or wind storm), accident (including without limitation, train (including EMU) accident, road accident (including expressway traffic jam)) or political situation (including without limitation, war or terrorist attack), or (b) economic or commercial activity or condition that generally affects the industry in which the Company and its Subsidiaries operate and has an effect on the business operation and status of the Company and its Subsidiaries, including without limitation, any promulgation, change, development or implementation of any Law, regulation or national policy); and ii) (a) has an effect on the Company and its Subsidiaries, which taken as whole amounts to Ten Million United States Dollars (US$10 million), or (b) has a material effect on the ability of the Company and its Subsidiaries to perform their respective obligations under this Agreement.

“Substantial Property Ownership” means any confirmed asset, liability or responsibility of the Company or any of its Subsidiaries with a value exceeding Ten Million United States Dollars (US$10 million), other than those that are potential but undeterminable on the relevant date.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Transfer” means any direct or indirect sale or donation or transfer of, or grant of security interests on, or any other disposal of, or creation of or permission of any creation of, any encumbrance on, any shares in the Company or any rights, ownership or interests therein.

“Assets” means collectively the assets and properties of the Company and assets and properties of the Subsidiaries of the Company.

“Subsidiary” or “Subsidiaries” means with respect to any specified Person, any other Peron controlled by such Person, directly or indirectly, through one or more intermediaries.

“Fiscal Year” means the fiscal year actually adopted by the Company.

“SMIC” means Semiconductor Manufacturing International Corporation, a company listed on the mainboard of the Stock Exchange of Hong Kong Stock Limited under Stock Code 981.

Section 1.02 Other Definitions

The following terms have the meanings set forth in the sections set forth below:

Definition	Location

“Agreement”	Preamble
“Hong Kong”	Preamble
“Parentco”	Preamble
“Issuer” or “Company”	Preamble
“Subscriber”	Preamble
“Parties”	Preamble
“Party”	Preamble
“Ordinary Shares”	Preamble
“Investment Amount”	2.01
“Subscription Shares”	2.01
“Closing”	2.02
“Closing Date”	2.02
“Share Conversion”	2.06(a)

“Required Governemental Approvals”	3.04
“Company Financial Statements”	3.05(a)
“Special Related Party Transactions”	5.04(a)(i)(4)
“Subscriber’s Preemptive Right”	5.04(e)
“Subscriber’s Co-Sale Right”	5.04(f)
“Non-Compete”	5.04(g)
“Subscriber Indemnified Party”	8.02
“Loss”	8.02
“Company Indemnified Party”	8.03
“Basket Amount”	8.04(a)

Section 1.03 Interpretation and Rules of Construction

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)          when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)          the table of contents and headings in this Agreement are inserted for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)          whenever the word “day” is used in this Agreement, it shall be deemed to refer to a calendar day;

(f)          all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein;

(g)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)          any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of successor Laws;

(i)          references to a Person are also to its successors and permitted assigns; and

(j)          the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Article 2 Subscription for and Issuance of Convertible Preferred Shares

Section 2.01 Subscription and Issuance of Convertible Preferred Shares

The Subscriber intends to subscribe for 284,000,000 Convertible Preferred Shares in aggregate from the Company by paying the Company an investment amount of Two Hundred and Eighty-Four Million United States Dollars (US$284,000,000) (the “Investment Amount”).

Section 2.02 Closing of Share Subscription

Pursuant to the terms and subject to the conditions of this Agreement, the issuance of and subscription for the Subscription Shares as contemplated by this Agreement shall take place at a closing (the “Closing”) on the fifth (5th) Business Day following the satisfaction or waiver of all of the conditions to the obligations of the Parties hereto set forth in Section 7.01, Section 7.02 and Section 7.03 or at such other time or on such other date as the Parties mutually agree upon in writing (the date of the Closing, the “Closing Date”).

Section 2.03 Closing Deliveries by the Company

At the Closing, the Company shall deliver or cause to be delivered to the Subscriber:

(a)          a duly executed and chopped share certificate of the Company representing the Subscription Shares acquired and owned by the Subscriber;

(b)          documents evidencing the Company’s receipt of the Investment Amount;

(c)          an executed original of each Transaction Document to which the Company is a party;

(d)          a true and complete copy of the resolutions duly and validly adopted by the executive director or an authorized person of the Company evidencing his/her authorization of (i) the execution and delivery of the Transaction Documents, (ii) the consummation of the transactions contemplated by the Transaction Documents, (iii) the increase of the share capital of the Company for the purpose of issuance of shares following consummation of the transactions contemplated by the Transaction Documents, and (iv) the issuance of Subscription Shares to the Subscriber;

(e)          a true and complete copy of each approval required to be obtained from the Governmental Authorities or the Parentco;

(f)          payment instructions setting forth the information related to the Company’s bank account used for receipt of the Investment Amount; and

(g)          a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 7.02(a).

Section 2.04 Closing Deliveries by the Subscriber

At the Closing, the Subscriber shall deliver or cause to be delivered to the Company:

(a)          documents certifying that it has paid the Investment Amount by wire transfer in immediately available funds in cash to the bank account designated by the Company;

(b)          an executed original of each Transaction Document to which the Subscriber is a party；

(c)          a true and complete copy of the resolutions duly and validly adopted by the board of directors or investment decision-making committee of each of the Subscriber and its parent company CNIC Corporation Limited (“CNIC”) evidencing their authorization of (i) the execution and delivery of the Transaction Documents, and (ii) the consummation of the transactions contemplated by the Transaction Documents;

(d)          a certificate of a duly authorized officer of the Subscriber certifying the name and signature of the officer of the Subscriber authorized to sign the Transaction Documents and the other instruments delivered pursuant to the Transaction Documents; and

(e)          a certificate of a duly authorized officer of the Subscriber certifying as to the matters set forth in Section 7.02(a)(ii).

Section 2.05 Special Rights Attached to Subscription Shares

Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Company shall issue and sell to the Subscriber the Convertible Preferred Shares with the following features:

(a)           Dividend.

(i)          the dividend payable in respect of such shares shall be calculated at an annual rate equal to the sum of (A) the daily average of the six-month LIBOR for United States Dollars effective during the six months prior to the payment of the dividend for the current period, plus (B) 3.7%.  To the extent that the Company has any distributable profit, it shall have the discretion to pay such dividend and the relevant interest, which payment shall be made in United States Dollars in cash.  And the Subscriber shall be entitled to receive two payments of the preferred dividend each year, one of which shall be made prior to June 30 and the other prior to December 31 that year; provided that, the dividend for the first year shall be paid on a one-time basis prior to December 31 of that year.  The Company shall have the discretion to defer the payment of any dividend in light of the actual situation.

Where the payment of any dividend is so deferred, the Company shall have such dividend accrued on a yearly basis and pay compounded interest on any such dividend that has accrued but remains unpaid at an interest rate equal to the sum of (A) the daily average of the six-month LIBOR for United States Dollars effective during the six months prior to the payment of the dividend for the current period, plus (B) 3.7%.  Any deferred payment of any dividend shall not constitute a default.  Any payment of any dividend shall be entered into the financial statements of the Company by appropriate accounting method.

(ii)          Where after the eighth (8th) anniversary of the Closing Date, the Subscriber hasn’t converted the Subscription Shares into the Ordinary Shares in accordance with Section 2.06 below, and none of the Company, the Parentco or its Affiliates has exercised its redemption or repurchase right with respect to the Subscription Shares, starting from the first dividend payment date after the eighth (8th) anniversary of the Closing Date, the rate of dividend payable in respect of the Subscription Shares shall be adjusted upward to an annual rate equal to the sum of (A) the daily average of the six-month LIBOR for United States Dollars effective during the six months prior to the payment of the dividend for the current period, plus (B) 5%, and thereafter on each anniversary of the said first dividend payment date, shall increase automatically by one percentage (1%) point.

(iii)          From and after the Closing Date, without consent of the Subscriber, the Company may not provide any guarantee for the benefit of the Company or any Subsidiary thereof, nor may it conduct any investment other than those in SMIC.  Where there occurs any event in violation of the provision set forth in the preceding sentence, the Company shall make best efforts to take remedial measures.  Should such violation fail to be cured one month after the occurrence thereof, the Subscriber shall have the right to demand that the rate of dividend in respect of the Convertible Preferred Shares be raised by three percentage (3%) points.

(iv)          From and after the Closing Date, where the Company fails to pay the Subscriber in full any dividend payable in respect of the Convertible Preferred Shares, including any dividend that has accrued but remains unpaid as a result of deferred payment, the Company may not distribute any dividend on any Ordinary Shares or allow the reduction of its share capital.

(v)          For the avoidance of doubt, prior to the eighth (8th) anniversary of the Closing Date, any dividend that has accrued but remains unpaid shall be calculated on a compounded basis at an annual interest rate equal to the sum of (A) the daily average of the six-month LIBOR for United States Dollars effective during the six months prior to the payment of the dividend for the current period, plus (B) 3.7%; and after the eighth (8th) anniversary of the Closing Date, any dividend that newly accrues and remains unpaid shall be calculated on a compounded basis at the annual dividend rate effective for the year in which the dividend arises as set forth in Section 2.05(a).

(b)          Repurchase. After the second (2nd) anniversary of the Closing Date, each of the Company, the Parentco or any of its Affiliates shall have the right to elect to repurchase from the Subscriber all or any part of the Convertible Preferred Shares at a price equal to the sum of (A) the price of such Convertible Preferred Shares calculated at US$1.00 per share, plus (B) any dividend payable to the Subscriber in respect of such Convertible Preferred Shares that has accrued but remains unpaid pursuant to Section 2.05(a) above, excluding any dividend that has been paid by the Company to the Subscriber by then; and the Parties may separately negotiate on any the repurchase when the Company’s budget is ready for use.  For the avoidance of doubt, after the Parentco or any of its Affiliates repurchases the Subscription Shares pursuant to this Section 2.05(b), the Company shall not be required to pay any further dividend in respect of any Subscription Share that is payable but remains unpaid by then under Section 2.05(a).  Any price for any such repurchase shall be paid in United States Dollars in cash, and any payment of the same shall be entered into the financial statements of the Company by appropriate accounting method.

(c)          Liquidation Procedures.  In the event that the Company becomes bankrupt, the repayment with respect to the Convertible Preferred Shares held by the Subscriber shall be in preference over any Ordinary Shares in and any shareholder loans provided to the Company.

(d)          Any and all of the amounts payable to the Subscriber by the Company or the Parentco under Section 2.05(a) or 2.05(b) shall be denominated and paid in United States Dollars.

Section 2.06 Share Conversion Arrangements

(a)          As long as the Parentco remains the controlling shareholder of the Company and Research Institute of Telecommunications Technology Co., Ltd. remains the de facto controlling person of the Parentco, the Subscriber shall have the right to convert any of its Convertible Preferred Shares into the Ordinary Shares at its sole discretion (the “Share Conversion”); provided that, such right may be exercised only once.

(b)          The Parties agree that after the second (2nd) anniversary of the Closing Date, the Subscriber shall have the right to elect to convert all of its Convertible Preferred Shares into the Ordinary Shares on a one-time basis.  Prior to the conversion of the Subscriber’s Convertible Preferred Shares into the Ordinary Shares, the Company may not distribute any dividend to any of its shareholders in respect of any Ordinary Shares.  For the purpose of the Share Conversion by the Subscriber, the Subscriber’s shareholding in the Company upon the Share Conversion shall be determined on the basis of the market value of the Company as appraised by taking December 31, 2017 as the Reference Date.

Based on the Appraisal Report of the Value of All the Shareholders’ Equity Involved in the Proposed Capital Increase and Share Capital Expansion of Datang Holdings (Hongkong) Investment Company Limited issued by Shanghai Orient Certified Appraisal Co., Ltd.

(Dong Zhou Ping Bao Zi [2018 No. 0142]), all of the shareholders’ equity in the Company was RMB7,730,801,032.67 by taking December 31, 2017 as the reference date (the “Reference Date”) (in words: Seven Billion Seven Hundred and Thirty Million, Eight Hundred and One Thousand, and Thirty-Two Point Sixty Seventy Renminbi Yuan ) (equivalent to US$1,183,128,926.67 (in words: One Billion One Hundred and Eighty-Three Million, One Hundred and Twenty-Eight Thousand, Nine Hundred and Twenty-Six Point Sixty-Seven United States Dollars, if converted to United States Dollars at the exchange rate effective on the Reference Date which was US$1.00 = RMB6.5342).  Specifically, the Subscriber’s shareholding in the Company as discussed above shall be calculated by using the following formula:

Subscriber’s shareholding in the Company upon the Share Conversion =  US$284,000,000/[US$284,000,000+ US$1,183,128,926.67]=19.357535%

After the Subscriber becomes a holder of Ordinary Shares following the Share Conversion, the old and the new shareholders of the Company shall enjoy the shareholders’ interests in the Company and any undistributed profit of the Company as at the Closing Date and in the future in proportion to their respective shareholding in the Company.

(c)          For the avoidance of doubt, where after the Company issues a notice of redemption or repurchase pursuant to Section 2.05(b), the Subscriber conducts the Share Conversion within sixty (60) Business Days as of the date of such notice, the Subscriber’s Share Conversion right shall have priority over the redemption or repurchase right of the Company, the Parentco and any of its Affiliates.

(d)          At the Share Conversion, the Subscriber shall return to the Company any and all of the preferred dividends received by it from the Company during the period from the Closing Date to the date of the Share Conversion, together with the payment of the cost of capital during the period from the date of first payment of dividend to the date of Share Conversion at an annual rate equal to the sum of (A) the daily average of the six-month LIBOR for United States Dollars effective during the six months prior to the payment of the dividend for the current period, plus (B) 3.7%.

(e)          The Parties shall confirm the consummation of the Share Conversion upon completion of the capital verification and business registration or similar formalities required by Hong Kong Laws in respect of the Share Conversion.

(f)          The Subscriber’s shareholding in the Company after the Share Conversion may not be higher than the aggregate shareholding of the Parentco and its Affiliates in the Company.

Section 2.07 Assets

(a)          From and after the Closing Date, the number of the shares held by the Company in SMIC may not be less than Three Hundred and Forty million (340,000,000) Shares.

(b)          From and after the Closing Date, no pledge may be created or granted over any of the said 340,000,000 shares held by the Company in SMIC under Section 2.07(a).

(c)          Where after the eighth (8th) anniversary of the Closing Date, the Subscriber hasn’t converted its Subscription Shares into the Ordinary Shares in accordance with Section 2.06 above, and none of the Company, the Parentco or its Affiliates has exercised its redemption or repurchase right with respect to such Subscription Shares pursuant to Section 2.05(b), the Subscriber shall have the right to demand that the Company dispose of the said 340,000,000 shares in SMIC set forth in Section 2.07(a), in which case, the Company shall following its receipt of such notice, consummate such disposal within the time limit (at least one month) set forth in the notice of demand from the Subscriber.  Any and all of the proceeds in cash received from such disposal shall be deposited into a bank account jointly administered by the Company and the Subscriber.

(d)          The jointly administered bank account agreed in Section 2.07(c) shall be under the joint administration of the Company and the Subscriber, and any payment therefrom shall require the joint signature of the Company and the Subscriber.  For the avoidance of doubt, one of the specimen signatures required for the issuance of a payment instruction for any payment from the jointly administered bank account shall be that of a person designated by the Subscriber.

(e)          For the avoidance of doubt, Items (a) and (b) under this section are for the purpose of ensuring the performance of Item (c) under this section and shall not confer upon the Subscriber any influence on the control of SMIC or the right to dispose of any of the said 340,000,000 shares.  Accordingly, notwithstanding anything in Items (a) or (b) under this Section, the Company may dispose of or pledge the said 340,000,000 shares at its sole discretion; provided however that, any proceeds received from such disposal or pledge shall be used, on a priority basis, to redeem the Subscriber’s preferred shares and pay the dividend payable in respect thereof.

Section 2.08 Others

(a)          Whether SMIC pays the coupon on the perpetual convertible notes shall have nothing to do with whether the Company shall distribute any dividend.

(b)          From and after the Closing Date, any financing by the Company from any external financing source which shall rank in priority to or pari passu with the Convertible Preferred Shares in being paid and represents in aggregate more than 25% of the total assets of the Company shall be subject to consent from the Subscriber.

(c)          The payment of the Investment Amount shall be subject to fulfilment of the conditions precedent to the closing of the Company’s proposed subscription for the Ordinary Shares and Convertible Bonds in SMIC, including execution of the applicable agreements and completion of the required filing with the competent ministries or commissions of the PRC in respect of outbound investment.  Upon fulfilment of such conditions, the Subscriber must perform its obligations to pay the Investment Amount.  Failure of the Subscriber to do this shall obligate the Subscriber to bear the cost for financing on the market an amount equal to the Investment Amount.

Section 2.09 Bank Account Information of the Parties

Any payment of any amount upon the Closing of the share subscription contemplated hereunder, and any subsequent payment of any dividend in respect of and any amount for repurchase of the shares acquired hereunder shall be processed via the following accounts:

(a)          If to the Company:

DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED
大唐控股（香港）投资有限公司

Account Name: DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED
Account No.: NRA30001993888
Bank Name: DBS Bank (China) Ltd. Beijing Branch
Bank Address: 22F Fortune Financial Center, No. 5, East 3rd Ring Road (Middle), Chaoyang District, Beijing, China
Swift code: DBSSCNSHBJG

(b)           If to the Subscriber:

LIGHTMANE HOLDINGS COMPANY LIMITED

Account Name: LIGHTMANE HOLDINGS COMPANY LIMITED
Account No.: OSA110932769132801
Bank Name: CMB Offshore Banking Department (Beijing)

Bank Address: 19/F., China Merchants Bank Tower, No. 7088 Shennan Boulevard,
Shenzhen, P.R. China
Swift code: CMBCCNBS

Article 3  Representations and Warranties of the Company

In order to induce the Subscriber to enter into this Agreement, the Company hereby represents and warrants to the Subscriber as follows:

Section 3.01 Organization, Authority and Qualification of the Company and Its Subsidiaries; Due Execution

(a)          Each of the Company and its Subsidiaries is a company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority to carry on the business as it has been and is currently conducted.  Any and all of the corporate actions by the Company have been duly authorized in accordance with applicable Laws and constitutional documents of the Company.  A true and correct copy of the articles of association of the Company in effect on the date hereof has been delivered to the Subscriber by the Company.

(b)          The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been or will be on or prior to the Closing date duly authorized by all requisite action on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Subscriber) this Agreement constitutes, and upon their execution the Transaction Documents to which the Company is a party shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

Section 3.02 Capitalization

As of the date hereof, the Company has a share capital of HK$1,000 consisting of 1,000 Ordinary Shares.  And (i) the issuance of any of the issued Ordinary Shares does not, and (ii) the issuance of any of the Convertible Preferred Shares as contemplated hereunder will not violate any preemptive rights or applicable Laws.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Ordinary Shares or Convertible Preferred Shares or preferred shares in the Company or obligating the Company to issue or sell any ordinary shares or any other interest in, the Company.  Upon consummation of the transaction contemplated hereunder, the Subscription Shares shall be validly issued, fully paid, nonassessable, and free from any encumbrance.

Section 3.03 No Conflict

Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 and Section 2.03 have been obtained, the execution, delivery and performance of this Agreement and any other Transaction Document by the Company do not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or by-laws (or similar organizational documents) of the Parentco, the Company or any of its Subsidiaries, (b) conflict with or violate any Law or governmental order applicable to the Parentco or the Company or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Parentco or the Company is a party, except, to the extent that such conflicts, breaches, defaults or other matters would not materially and adversely affect the ability of the Parentco or the Company to perform any of their respective obligations under this Agreement or any other Transaction Document or consummate any transactions contemplated hereunder or thereunder.

Section 3.04 Governmental Consents and Approvals

Any filing with, or any consent, approval, authorization or other order of, any Governmental Authority required by the execution, delivery and performance by the Company of this Agreement and any other Transaction Document have been obtained.

Section 3.05 Financial Information; Books and Records

(a)          True and complete copies of the financial statements of each of the Company and the Parentco for the Fiscal Year ended as of December 31, 2017 (the “Company Financial Statements”) have been delivered by the Company to the Subscriber.

(b)          The Company Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries Companies, (ii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with Applicable Accouting Principles applied on a basis consistent with the past practices of the Company and its Subsidiaries, unless otherwise required by any change in the Applicable Accouting Principles.

Section 3.06 Absence of Undisclosed Substantial Property Ownership or Material Adverse Business Operation Event

Except as reflected in the Company Financial Statements as set forth in Section 3.05(a), neither the Company nor any of its Subsidiaries has any Substantial Property Ownership or Material Adverse Event arising in the course of business that has not been disclosed.

Section 3.07 Related Party Transaction

Each of the Parentco and the Company has disclosed and presented to the Subscriber all of the Related Party Transactions currently under way.  Each such Related Party Transaction has been or will be conducted on an arm’s length basis and arose or will arise in the ordinary course of business.

Section 3.08 Litigation

Except as disclosed in the course of due diligence investigation, there is no material litigation or legal dispute against or adversely affecting any Assets or business of the Company or any of its Subsidiaries, in which the amount at stake exceeds or is reasonably expected to exceed Five Million United States Dollars (US$5,000,000).

Section 3.09 Due Diligence

In response to the due diligence request list from the Subscriber, the Company has adequately, genuinely and accurately disclosed the relevant information possessed by or known to it.

Section 3.10 Intellectual Property

To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material intellectual property dispute with any Person.

Section 3.11 Employees

Except as disclosed in the course of due diligence investigation:

(a)          Neither the Company nor any of its Subsidiaries has incurred in the past two (2) years any liability that remains outstanding and individually involves an amount exceeding One Million United States Dollars (US$1,000,000) as a result of its violation of any employment contract, requirement for payment of labor service remuneration or severance pay, protective order, compensation for improper or unfair dismissal, failure to company with any order to restore the employment of or re-employ any employee, or termination of any employment contract or service or otherwise.

(b)          No senior officer of the Company or any of its Subsidiaries has violated or breached any confidentiality or non-compete obligation.

(c)          There has never occurred in the past two (2) years any dispute between the Company or any of its Subsidiaries on the one hand and a relatively large number of employees on the other hand.

Article 4 Representations and Warranties of the Subscriber

In order to induce the Subscriber to enter into this Agreement, except as set forth in the corresponding sections herein, the Subscriber hereby represents and warrants to the Company as follows:

Section 4.01 Organization, Authority and Qualification of the Subscriber; Due Execution

The Subscriber is a company duly organized, validly existing, and in good standing under the Laws of the British Virgin Islands, and has all necessary corporate power and authority to enter into this Agreement and any other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Subscriber of this Agreement and any other Transaction Document to which the Subscriber is a party, the performance by the Subscriber of its obligations hereunder and thereunder and the consummation by the Subscriber of the transactions contemplated hereby and thereby have been or will be on or prior to the Closing date duly authorized by all requisite action on the part of the Subscriber.  This Agreement has been duly executed and delivered by the Subscriber, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and upon their execution the Transaction Documents to which the Subscriber is a party shall constitute, legal, valid and binding obligations of the Subscriber, enforceable against the Subscriber in accordance with their respective terms。

Section 4.02 No Conflict

Assuming that all required consents, approvals, authorizations and other actions referred to herein have been obtained, and all filings and notices referred to in Section 4.03 have been completed, the execution, delivery and performance of this Agreement and any other Transaction Document by the Subscriber do not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or by-laws of the Subscriber, (b) conflict with or violate any Law or governmental order applicable to the Subscriber, or (c) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Subscriber is a party, except, to the extent that such conflicts, breaches, defaults or other matters would not materially and adversely affect the ability of the Subscriber to perform any of their respective obligations under this Agreement or any other Transaction Document or consummate any transactions contemplated hereunder or thereunder.

Section 4.03 Governmental Consents and Approvals

The execution, delivery and performance by the Subscriber of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

Article 5 Additional Agreements

Section 5.01 Confidentiality

Both the Company and the Subscriber agree to, and shall cause their Affiliates, and their respective directors, employees, agents, representatives, accountants and counsels to treat and hold as confidential (and not disclose or provide access to any Person to) the existence and terms of, and transactions contemplated by this Agreement or any other Transaction Document, except for any disclosure agreed by the other Party in writing or legally compelled by any judicial or administrative proceeding or any Law or for the purpose of obtaining any Governmental Approval in relation to the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.02 Notice of Developments

Prior to the Closing, the Subscriber and the Company shall each promptly notify the other in writing of (a) all events, circumstances, facts and occurrences or non-occurrences arising subsequent to the date of this Agreement which may result in any breach of a representation or warranty or covenant of either the Subscriber or the Company contained in this Agreement or which may have the effect of making any representation or warranty of either the Subscriber or the Company contained in this Agreement untrue or incorrect in any material aspect, and (b) any material development that has an effect on the assets, liabilities, business, or financial status related to  the Company or the Subscriber.  The Parties agree to discuss in good faith appropriate measures or solutions to address such events circumstances, facts and occurrences or non-occurrences or developments.

Section 5.03 Further Action

(a)          Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the other Transaction Documents to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.  Each of the Parties agrees that it will not take or cause to be taken any action that may result in any breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)          Without limiting the generality of the foregoing provisions, the Company shall be responsible for updating as soon as practicable after the Closing its register of shareholders, and providing the Subscriber within seven (7) Business Days with a copy of such register of shareholders  so updated to evidence the Subscriber’s ownership of the Subscription Shares.

Section 5.04 Post-Closing Matters

(a)          Decision-Making Power over Material Matters.

(i)          The Parties agree that between the Closing and the conversion of all or any part of the Convertible Preferred Shares held by the Subscriber into the Ordinary Shares pursuant to Section 2.06, the Subscriber shall have the right to be informed of any and all of the general operational matters of the Company; provided that, the Company may not conduct, pursue or approve any of the following matters that may adversely affect the benefit of investment in the Convertible Preferred Shares held by the Subscriber (each a “Material Matter” and collectively the “Material Matters”):

(1)	any material modification, any repeal, or any other amendment to anything in the articles of association of the Company related to the preferred shares in the Company;

(2)
any single reduction of the registered capital of the Company in an amount representing more than 10%, or a series of reductions of the registered capital of the Company in aggregate representing more than 10%, of the registered capital of the Company;

(3)	any issuance of any preferred shares by the Company;

(4)	any adoption of any resolution approving or taking of any other steps to seek the winding up, liquidation or dissolution of the Company.

(5)	any other circumstances set forth in the articles of association of the Company.

(ii)          After the Subscriber converts all or any part of its Convertible Preferred Shares in the Company into the Ordinary Shares pursuant to Section 2.06 and appoints corresponding directors to the Company, Material Matters shall be handled subject to the provisions of the articles of association of the Company as amended.

(b)          Information Right.

The Company shall make available to its shareholders, including the Subscriber, the following information of the Company:

(i)   annual audited financial statements within 90 natural days following the end of the relevant year;

(ii)  annual budget report;

(iii) board resolutions adopted at each meeting of the board of directors and related materials; and

(iv) monthly financial statements within ten (10) Business Days following the end of the relevant month.

(c)          Directors of the Company.

The Parties agree that between the Closing and the Share Conversion, the Subscriber shall have the right to appoint one non-voting observer to attend each and all of the meetings of the board of directors of the Company.  In the event that the Subscriber converts all of its Convertible Preferred Shares into the Ordinary Shares on a one-time basis pursuant to Section 2.06, the Parties shall agree in principle that corresponding actions shall be taken on the part of the Parentco (if any) to enable the Subscriber to appoint at least one director of the Company.

(d)          Preemptive Rights of the Subscriber.

In the event that the Company proposes to issue new equity securities, the Subscriber and the Parentco or any of its designated Affiliates shall have preemptive right to subscribe for such new equity securities (the “Subscriber’s Preemptive Right”).

(e)          Co-Sale Right of the Subscriber.

In the event that the Parentco proposes to Transfer all or any part of its equity securities in the Company representing its control over the Company, the Subscriber shall have the right to sell to the proposed transferee its preferred shares in the Company on a pro-rata basis at a price representing at least a dividend rate equal to 6-month LIBOR plus 3.7%.  Where the Subscriber is unable to sell any of its preferred shares in the Company in accordance with the terms as described above, any Transfer by the Parentco of any of its Ordinary Shares shall be subject to negotiations with CNIC (such right, the “Subscriber’s Co-Sale Right”).

(f)          Subscriber’s Non-Compete.

The Subscriber warrants that from and after the Closing Date, without prior consent of the Company, the Subscriber will not and will cause its Affiliates not to, engage in, own, or participate in any business or assets identical or similar to the technologies of the Company, whether alone or in conjunction with any other Person, whether as principal, agent, shareholder or in any other capacity, whether for its own account or the account of any other person (“Non-Compete”), other than 1) any investment project jointly determined or to be determined by the Subscriber, the Company, the Parentco and its Affiliates, and 2) any arrangement required to be executed by any Affiliate of the Subscriber assigned by a superior entity.  In conducting other investment activities, the Subscriber shall, as required by specific circumstances or at the request of the Company, the Parentco or its Affiliates, establish firewalls or any other confidentiality mechanisms to ensure that the Subscriber and its relevant persons bound by confidentiality obligations will comply with the confidentiality obligations under Section 5.01 herein above.

Article 6 Tax Matters

Section 6.01 Tax Liabilities Related to the Subject Transaction

Each of the Company and the Subscriber agrees that each Party shall be liable for its own tax liabilities arising from the subject transaction.

Section 6.02 Tax Cooperation and Information Exchange

The Parties agree that they will cooperate with each other in relation to tax matters, and  each Party shall provide the other Party with the relevant information requested by the other Party in order for the other Party to complete its necessary tax filing or audit, determine liability for taxes and right to a tax refund, and perform any other tax-related work.

Article 7   Conditions to Closing

Section 7.01 Conditions to Obligations of the Parties

The obligations of each of the Company and the Subscriber to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the other Party of each of the following conditions:

(a)          Required Governmental Approval: All Required Governmental Approvals shall have been obtained.  For the avoidance of doubt, the Required Governmental Approvals mentioned in this Section 7.01(a) shall not include any post-Closing registrations.

(b)          No Prohibitive Statutory Rules: There has been no rule under applicable Laws or judgment, injunction, order or decree that prohibits the consummation of the Closing, or substantively increases the costs of the Company or the Subscriber in connection with the transactions contemplated by this Agreement.

(c)          The Company and SMIC shall have entered into the Subscription Agreement in relation to the 61,526,472 ordinary shares and the perpetual convertible notes in an amount of US$200,000,000.

Section 7.02 Conditions to Obligations of the Company

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a)          Representations, Warranties and Covenants.

(i)          The representations and warranties of the Subscriber contained in this Agreement shall be true and correct when made in all material respects and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made at the Closing (except to the extent that such representations and warranties were made as of other date, in which case such representations and warranties shall have been true and correct as of such date); and

(ii)          The Subscriber shall have performed all of its covenants and agreements required by this Agreement to be so performed by it, prior to or on the Closing, and the Company shall have received a certificate of the Subscriber signed by a duly authorized officer thereof certifying the matters set forth in clauses (i) and (ii) above.

Section 7.03 Conditions to Obligations of the Subscriber

The obligations of the Subscriber to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Subscriber at or prior to the Closing, of each of the following conditions:

(b)          Representations, Warranties and Covenants.

(i)          The representations and warranties of the Company contained in this Agreement shall be true and correct when made in all material respects and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made at the Closing (except to the extent that such representations and warranties were made as of other date, in which case such representations and warranties shall have been true and correct as of such date); and

(ii)          Each of the Parentco and the Company shall have performed all of its covenants and agreements required by this Agreement to be so performed by it, prior to or on the Closing, and the Subscriber shall have received a certificate signed by duly authorized officers of the Parentco and the Company certifying the matters set forth in clauses (i) and (ii) above.

Article 8   Indemnification

Section 8.01 Indemnification by Company

Each of the Subscriber and its Affiliates, officers, directors, employees, agents, successors and permitted assigns (each a “Subscriber Indemnified Party”) shall be indemnified and held harmless by the Company for and against any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a ”Loss”), including any Action brought or otherwise initiated by either Party, arising out of, or by reason of:

(a)          any representation made by the Company in this Agreement becomes untrue or inaccurate or breach of any warranty made by the Company in this Agreement;

(b)          breach of any covenant or agreement made by the Company in this Agreement; or

(c)          in the event that any covenant made by the Company under this Section 8.01 becomes unenforceable, the Company shall provide the maximum amount permitted under the applicable Law, so as to pay and discharge any and all Losses incurred by any Subscriber Indemnified Party.

Section 8.02 Indemnification by Subscriber

Each of the Parentco, the Company and their respective Affiliates, officers, directors, employees, agents, successors and permitted assigns (each a “Company Indemnified Party”) shall be indemnified and held harmless by the Indemnifying Party for and against any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them, arising out of, or by reason of:

(a)          any representation made by the Subscriber in this Agreement becomes untrue or inaccurate or any breach thereof by the Subscriber;

(b)          breach of any covenant or agreement made by the Subscriber in this Agreement; or

(c)          in the event that any covenant of made by the Subscriber under this Section 8.02 becomes unenforceable, the Subscriber shall provide the maximum amount permitted under the applicable Law, so as to pay and discharge any and all Losses incurred by any Company Indemnified Party.

Section 8.03 Limits on Indemnification

(a)          Notwithstanding the provisions of Section 8.01, the Company shall not be liable for any claim for indemnification made pursuant to Section 8.01(a) (other than any claim for indemnification based on misrepresentations or breaches of warranties as set forth in Sections 3.01 and 3.02), unless and until the aggregate amount of indemnifiable Losses which may be recovered exceeds US$5,000,000 (the “Basket Amount”), whereupon the Indemnified Party shall only be entitled to indemnification for the amount of such Losses in excess of the Basket Amount, and the maximum amount of indemnifiable Losses which may be recovered from the Indemnifying Party arising out of or resulting from the causes set forth in Section 8.01(a) shall not exceed US$100,000,000.

(i)          If the indemnification has been provided in any circumstance set forth below or the benefits have been disclosed pursuant to clause (D) below, then no claim for indemnification shall be made and the Company is not liable for any indemnification in accordance with Section 8.01:

(A)          The Indemnified Party has actually received the insurance indemnity to the extent related to such request;

(B)          The Indemnified Party has actually received the payment from a third party directly related to such indemnifiable Losses;

(C)          The Indemnified Party has actually realized any tax benefits to the extent related to such indemnifiable Losses;

(D)          Such facts, events, and related matters have been disclosed in this Agreement and exhibits hereof, other Transaction Documents or other documents in connection therewith and in the due diligence as set forth in Section 3.09.

For purposes of calculating any tax benefits as referred to in clause (C) above or Section 8.03(b)(ii) below, if any taxes payable shall have been reduced accordingly by reason of such unpaid Loss, the Indemnified Party shall be deemed have “actually realized” the net tax benefits.  The indemnifiable amount under this Section shall be adjusted accordingly to reflect any final decision in connection with tax matters of the Indemnified Party.  The payments between the Parties shall be made accordingly to reflect such adjustment, if applicable.

(ii)          If a claim for indemnification arises or increases merely by virtue of any action taken by the Company in the period between the date of this Agreement and the Closing under the written request from the Subscriber, such claim shall not be made and neither the Parentco nor the Company shall have any liability under Section 8.01.

(iii)          If a claim for indemnification arises or increases merely by virtue of any action taken by the Subscriber in the period between the date of this Agreement and the Closing under the written request from the Company, such claim shall not be made and the Company shall have no liability under Section 8.01.

(b)          Notwithstanding the provisions of Section 8.02, the Subscriber shall not be liable for any claim for indemnification made pursuant to Section 8.02(a) (other than a claim for indemnification based on misrepresentations or breaches of warranties as set forth in Section 4.01), unless and until the aggregate amount of indemnifiable Losses which may be recovered exceeds the Basket Amount, whereupon the Indemnified Party shall be entitled to indemnification for the amount of such Losses in excess of the Basket Amount, and the maximum amount of indemnifiable Losses which may be recovered from the Indemnifying Party arising out of or resulting from the causes set forth in Section 8.03(a) shall not exceed US$100,000,000, provided that, any claim for indemnification under this Section shall be further subject to: (i) insurance indemnity and (ii) any tax benefits actually realized by the Company in relation to the indemnifiable Losses.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be liable for any indirect or incidental damages, other than such damages arising out of or relating to a Third Party Claim.

Section 8.04 Notice of Loss; Third Party Claims

(a)          An Indemnified Party shall give the Indemnifying Party a notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the relevant facts, the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  Any notice not in compliance with such requirements shall be deemed invalid.

(b)          If an Indemnified Party shall receive notice of any Action, audit, demand or assessment against it (each, a “Third Party Claim”), which may give rise to a claim for Loss under this Article 8, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party a notice of such Third Party Claim.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnified Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.  The Indemnifying Party shall not have the right to settle any Third Party Claim without the prior written consent of the Indemnified Party.

Article 9     Termination

Section 9.01 Termination

This Agreement may be terminated at any time prior to the Closing,

(a)          by the Subscriber if:

(i)          any event or circumstance has occurred that would cause any of the conditions set forth in Section 7.03(a) not to be satisfied;

(ii)          any representation or warranty made by the Company in this Agreement has been untrue or inaccurate in any material respect, or any covenant required to be fulfilled prior to the Closing fails to be fulfilled substantively, or the Company fails to comply with any of its covenants or agreements that would cause any of the conditions set forth in Section 7.03(a) not to be satisfied and such breach has not been cured by the Company within thirty (30) days upon giving of written notice of such breach by the Subscriber; or

(iii)          The Company has made a general assignment of any of its material assets for the benefit of creditors, or any legal proceeding has been brought by or against the Company under any bankruptcy, insolvency or reorganization law for the purpose of any liquidation, winding-up, reorganization, arrangement, adjustment, protection, release of liability, or debt restructuring.

(b)          by the Company if:

(i)          any event or circumstance has occurred that would cause any of the conditions set forth in Section 7.02(a) not to be satisfied;

(ii)          any representation or warranty made by the Subscriber in this Agreement has been untrue or inaccurate in any material respect, or any covenant required to be fulfilled prior to the Closing fails to be fulfilled substantively, or the Subscriber fails to comply with any of its covenants or agreements that would cause any of the conditions set forth in Section 7.02(a) not to be satisfied and such breach has not been cured by the Subscriber within thirty (30) days upon giving of written notice of such breach by the Company; or

(iii)          The Company determines to give up any subscription for the ordinary shares and the perpetual convertible notes of SMIC; or

(iv)          The Subscriber has made a general assignment of any of its material assets for the benefit of creditors, or any legal proceeding has been brought by or against the Subscriber under any bankruptcy, insolvency or reorganization law for the purpose of any liquidation, winding-up, reorganization, arrangement, adjustment, protection, release of liability, or debt restructuring.

(c)          by either the Company or the Subscriber, if the Closing shall not have occurred by December 31, 2018; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to either Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)          by either the Company or the Subscriber, if any Governmental Authority shall have issued any order, decree, decision or shall have taken any other action, and such order, decree, decision or action that would enjoin or otherwise prohibit the transactions contemplated by this Agreement shall have become final and non-appealable; or

(e)          by the mutual written consent of the Company and the Subscriber.

Section 9.02 Effect of Termination

In the event of termination of this Agreement as provided in Section 9.01(d), this Agreement shall forthwith become void and there shall be no liability on the part of either Party hereto except that any other circumstances set forth in Section 9.01 shall continue to remain in effect, and nothing herein shall relieve either party hereto from liability for any breach of this Agreement and the defaulting Party shall be liable to the other Party for indemnification in accordance with Article 8.

Article 10  General Provisions

Section 10.01 Expenses

Except as otherwise provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or via registered mail to the respective parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

(a)          If to the Company:

DATANG HOLDINGS  (HONGKONG) INVESTMENT COMPANY LIMITED (大唐控股（香港）投资有限公司)

Address: No. 40 Xueyuan Road, Haidian District, Beijing
Fax: 86-10-6230 3295
Attention:  Tian Ying
Tel: 86-10-6230 1701
E-mail: tianying@datanggroup.cn

(b)          If to the Subscriber:

LIGHTMANE HOLDINGS COMPANY LIMITED
Address:  FL 12A, Dacheng Mansion, A127 Xuanwumen Xi Street, Xicheng District, 100038 Beijing

Fax: (86) 10 8306 1556
Attention:  Cheng Yuan
Tel: (86) 10 8332 5878

With copies to: Mu Min
Fax: (86) 10 8306 1556
Tel:  (86) 10 8306 1582

Section 10.03 Public Announcements

None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.  Each of the Parties hereto shall comply with the requirements on disclosure of interests under the securities exchange laws and regulations of Hong Kong and the U.S.  The Parties hereto shall consult with each other as to the timing and contents of any such press release, public announcement or communication.

Section 10.04 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement; Conflict

This Agreement and other Transaction Documents constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and covenants, both written and oral, between the Company and the Subscriber with respect to the subject matter hereof and thereof.  In case of any conflict between the provisions of this Agreement and those of any other Transaction Documents, the provisions of this Agreement shall prevail.

Section 10.06 Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, which will become the new parties hereto.   Without the express written consent of the Parentco, the Company and the Subscriber (such consent shall be granted or withheld by the Company or the Subscriber in its own discretion), this Agreement shall not be assigned by operation of Law or otherwise.

Section 10.07 Amendment

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Company and Subscriber; or (b) by a waiver in accordance with Section 10.08.

Section 10.08 Waiver

Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by any Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.09 No Third Party Beneficiaries

(a)          This Agreement shall be binding upon and inure solely to the benefit of only the parties hereto and their respective successors and permitted assigns.

(b)          Nothing contained herein, express or implied, shall confer upon any other person any right, benefit or remedy of any nature whatsoever, under the Contracts (Rights of Third Parties) Ordinance (Cap. of the Laws of Hong Kong).

(c)          Notwithstanding anything contained herein to the contrary, no consent of any third party is required in respect of any withdrawal or amendment of this Agreement by any Party hereto.

Section 10.10 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

Section 10.11 Dispute Resolution

All disputes arising out of or relating to this Agreement between the Parties shall be referred to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with the arbitration rules of CIETAC then in effect.  The venue of arbitration shall be in Beijing.  The arbitration proceedings shall be conducted in Chinese.  The Chinese version of this Agreement shall be used in the settlement of the disputes between the Parties.  The arbitral tribunal shall consist of three arbitrators.  The Parentco and/or Company shall be entitled to nominate one arbitrator.  The Subscriber shall be entitled to nominate a second arbitrator.  The third arbitrator, who shall serve as the presiding arbitrator, shall be nominated upon the mutual agreement of the two arbitrators.  In case of failure to reach any agreement by the two arbitrators on the nomination of the third arbitrator, the third arbitrator shall be appointed by the Chairman of CIETAC.  The arbitrators shall have no rights to add, delete or modify any terms or conditions of this Agreement.  The arbitrators shall possess applicable experience and knowledge in relation to the dispute at stake.

Any arbitral award rendered by the arbitrators pursuant to this Section 10.11 shall be final and binding upon the parties to the arbitration, non-appealable, and may be recognized and enforced by any court of competent jurisdiction.  The fees and disbursements incurred by the arbitrators shall be borne by the losing party to the arbitration hereunder.  The Parties hereby irrevocably agree that any proceedings of serving subpoena in connection with any dispute under this Agreement shall be conducted in accordance with the notice procedures set forth in Section 10.02.

Section 10.12 Currency

Unless otherwise provided herein, any reference to sum of money, cash value and “$” refers to United States Dollars.

Section 10.13 Language

This Agreement shall be executed in Chinese by the Parties hereto.  The parties may translate the Chinese version into any other language as appropriate.  In the event of any conflict or inconsistency between the Chinese language and any other language versions, the Chinese language shall prevail.

Section 10.14 Counterparts

This Agreement may be executed and delivered (including by facsimile) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company and the Subscriber has caused this Agreement to be executed as of the date first written above by its respective officer duly authorized.

DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

Authorized Person:
Name: CHEN Shanzhi

LIGHTMANE HOLDINGS COMPANY LIMITED

By:
Name: DAI Yusi
Title: Director